Exhibit 99.1

Contact:	L. Scott Biar, CFO and Treasurer
Stewart & Stevenson Services, Inc.
713-868-7700

Dan Burch / Charlie Koons
MacKenzie Partners, Inc.
212-929-5500
800-322-2885

Matt Sherman / Sharon Goldstein
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449

STEWART & STEVENSON SECURES CONTRACT FOR THE FOURTH PROGRAM YEAR OF THE FAMILY OF MEDIUM TACTICAL VEHICLES

HOUSTON, May 16 /PRNewswire-FirstCall/ — Stewart & Stevenson Services,Inc. (NYSE: SVC), the premier manufacturer of medium tactical vehicles for the US Army, announced today that Stewart & Stevenson Tactical Vehicle Systems, LP (TVS) has recently received contract modifications valued at approximately $625 million.  These modifications call up an incremental 1,800 trucks and 1,077 trailers in base contract quantities and 2,484 trucks in option quantities for the fourth program year of the current Family of Medium Tactical Vehicle (FMTV) production contract which began April 17, 2003 and includes the sustaining support element.

The value and quantities of these contract modifications are consistent with the Company’s prior expectations.  In-hand orders for future deliveries of vehicles and service now exceed $1.4 billion.

FMTV cargo, recovery, dump and High Mobility Artillery Rocket System (HIMARS) resupply variants will be delivered under these modifications supporting the US Army’s transformation to a modular and more standardized organization.  In addition, these modifications include vehicles to be delivered to the Kingdom of Jordan as a second phase of U.S. Foreign Military Sales investment.  Work will be completed at the TVS design, fabrication and assembly facility in Sealy, Texas.

Dennis Dellinger, President of Stewart & Stevenson TVS, said, “It is a privilege to provide our armed forces with the workhorse vehicles of the  tactical wheeled fleet.  These orders are a testament to our progressive  investment in our people and facility in Texas.  Our recent capacity expansion  provides us the ability to deliver these increased volumes in a timely and  economical fashion.  The TVS team has developed a standard of quality,  reliability and ultimate readiness in medium tactical vehicles that is  unmatched in the industry.”

Stewart & Stevenson has produced over 32,000 FMTV vehicles since 1991 from  their state-of-the-art facility in Sealy, Texas.  The FMTV, which includes  2.5-Ton, 5-Ton and 10-Ton trucks in more than 15 active variants, is the  platform of choice for the U.S. Army.  In April 2005, Stewart & Stevenson  increased their military product range to include the 4x4 and 6x6 Pinzgauer  all-terrain vehicles recently successfully fielded in New Zealand in armored  variants.  Stewart & Stevenson’s armored cabs for FMTV continue to provide  outstanding performance for U.S. forces deployed in Iraq.

Stewart & Stevenson Services, Inc. (NYSE: SVC), founded in 1902, is  primarily engaged in the design, manufacture and service of medium and light tactical vehicles for the U.S. Army and others worldwide.  Stewart & Stevenson  Services, Inc. is not affiliated with Stewart & Stevenson LLC.  For more  information on Stewart & Stevenson Services, Inc., visit http://www.ssss.com  .

This press release contains forward-looking statements that are based on  management’s current expectations, estimates, and projections.  These  statements are not guarantees of future performance and involve a number of  risks, uncertainties and assumptions and are made pursuant to the Safe Harbor  Provisions of the Private Securities Litigation Reform Act of 1995.  Many  factors, including those discussed more fully elsewhere in this release and in  the Company’s filings with the Securities and Exchange Commission,  particularly its latest annual report on Form 10-K, as well as others, could  cause results to differ materially from those stated.  These factors include,  but are not limited to, risks of dependence on government and failure to  obtain new government contracts, inherent risks of government contracts, risks  of supply interruptions, risks associated with Distributed Energy Solutions  segment, risks of fixed-price contracts, risks as to rising steel prices,  risks as to cost controls, risks of dependence on third party for support  services, risk of decline in defense spending, risks of general economic  conditions, risk of competition, risks relating to technology, risks relating  to personnel, risks of claims and litigation, risks of product defects, risks  as to foreign sales and global trade matters, risks as to acquisitions and  restructuring activities, risks as to currency fluctuations and risks as to  environmental and safety matters, all as more specifically outlined in the  Company’s latest annual report on Form 10-K. In addition, such forward-looking  statements could be affected by general industry and market conditions and  growth rates, general domestic and international conditions including interest  rates, inflation and currency exchange rates and other future factors.  Actual  outcomes and results may differ materially from what is expressed or  forecasted in such forward-looking statements.

SOURCE  Stewart & Stevenson Services, Inc.

CONTACT: Scott Biar, CFO and Treasurer of Stewart & Stevenson Services, Inc., +1-713-868-7700